EXHIBIT 99.2


Integrated Spatial Information Solutions Name Change Approved; Company Expects Profitable Second Quarter


FRANKFORT, Kent., May 1, 2002--Shareholders of Integrated Spatial Information Solutions, Inc. (ISIS; OTC BB: ISSS) have approved changing the company's name to PlanGraphics, Inc. PlanGraphics is the name of ISIS' sole operating subsidiary and the source of all of its revenues. The company expects to begin trading as PlanGraphics, Inc. within ten days using a new symbol of PGRA on the OTC Bulletin Board.

In an investor conference call following its annual meeting on Tuesday, ISIS also reported that it expects to report a small profit for the second quarter ended March 31, 2002--its second consecutive quarterly profit after nearly four years of losses.

John Antenucci, president of ISIS, said, "The numbers are approximate, but we would expect gross revenue to be up about 20% from the prior-year quarter to something in the order of $2.1 to $2.2 million. Net income continues to be positive at the consolidated level. The quarter is about $10,000 net income, still subject to the final numbers of the SAS 71 review. That would yield a year-to-date number in the order of $50,000 of net income at the consolidated level."

He added that the operating subsidiary, PlanGraphics, has been profitable for six consecutive quarters (ended March 31), with revenue increasing in each of those quarters, and that the subsidiary will be profitable for the calendar year. PlanGraphics' backlog was approximately $11.2 million at March 31--up almost 20% year over year--and new contracts and orders are increasing at rates in excess of a year ago.

Shareholders also elected a board of directors comprised of former board members Gary S. Murray a managing member of HumanVision, Inc. in Landover, Maryland, chairman; John C. Antenucci, president of ISIS and founder and president of PlanGraphics, Inc. in Frankfort, Kentucy, president, and Raymund E. O'Mara, a principal with consulting firm Booz Allen & Hamilton in Colorado Springs, Colorado; and new member William S. Strang. Mr. Strang is president and CEO of NetStar1 in Rockville, Maryland, a network integration company in Rockville, Md.

The investor conference call may be heard via Webcast for the next 60 days by logging on at http://asp01sea.activate.net/intercall/isi/2311/registration/default.asp. The
Webcast will require use of Windows Media Player as a plug-in to Web browsers that may be downloaded at the preceding link.

About the Company

Integrated Spatial Information Solutions is a professional services information and systems integration and implementation company that specializes in leveraging the location-based information assets of its clients, and bringing economies of operation and enhanced performance through the development of e-service capabilities. The company has offices in Colorado,

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Kentucky, New York, New Jersey, Maryland, Rhode Island and California.

The company's Web sites are www.ISIS.cc and www.PlanGraphics.com.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties. Such forward-looking statements are not guarantees of future performance, and are based on numerous assumptions about transactions or results, which may differ materially from anticipated events, transactions or results described in such statements.

                                    - End -


SOURCE:  Integrated Spatial Information Solutions, Inc.
CONTACT: Fred Beisser, Senior Vice President - Finance , 720 851-0716